UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2010

ARBINET CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	0-51063	13-3930916

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

460 Herndon Parkway, Suite 150 Herndon, Virginia 20170		20170
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  703-456-4100

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Second Amendment to Employment Agreement with Gary G. Brandt

On December 30, 2010, Arbinet Corporation (“Arbinet”) entered into the Second Amendment (the “Brandt Amendment”) to the Employment Agreement, as amended (the “Employment Agreement”), between Arbinet and Gary G. Brandt, Arbinet’s Chief Financial Officer. The Employment Agreement provided, among other things, that until the earlier of January 1, 2011 or Mr. Brandt’s relocation to the Herndon, Virginia area, Mr. Brandt was entitled to reimbursement by the Company for up to $5,500 per month of his reasonable and documented out-of-pocket expenses incurred for living expenses in the Herndon, Virginia area and travel to and from his residence in Connecticut.  Among other provisions of the Employment Agreement being amended by the Brandt Amendment, the Brandt Amendment has amended the foregoing provisions to provide that until the earliest of (i) Mr. Brandt’s termination of employment with Arbinet or its successor (as the case may be), (ii) May 31, 2011, or (iii) Mr. Brandt’s relocation to the Herndon, Virginia area, Mr. Brandt is entitled to reimbursement by the Company for up to $5,500 per month of his reasonable and documented out-of-pocket expenses incurred for living expenses in the Herndon, Virginia area and travel to and from his residence in Connecticut.

The foregoing summary of the Brandt Amendment does not purport to be complete and is qualified in its entirety by reference to the Brandt Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference into this Item 5.02.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Second Amendment, dated as of December 30, 2010, to the Employment Agreement by and between Arbinet Corporation and Gary G. Brandt.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arbinet Corporation

By:	/s/ Christie A. Hill
Name:	Christie A. Hill
Title:	General Counsel, Secretary and Chief Human Resources Officer

Date:  January 5, 2011